Exhibit 99.2

Blackstone to Acquire AlliedBarton

King of Prussia, Pa./New York, July 25 2008: AlliedBarton Security Services and The Blackstone Group (NYSE: BX) today announced a definitive agreement under which the private equity fund managed by The Blackstone Group will acquire AlliedBarton.

Bill Whitmore, Chairman, President and CEO of AlliedBarton Security Services, the industry’s premier provider of highly trained security personnel, said, “This transaction is a tremendous opportunity to fuel our continued growth.  We have transformed ourselves into the country’s leading physical security company in a few short years and our relationship with The Blackstone Group demonstrates our management-led commitment to continued dynamic growth which will energize our investment in our people, technology and training.”

Chinh Chu, Senior Managing Director with The Blackstone Group said, “Blackstone is attracted to AlliedBarton’s leading market position and the strong fundamentals of the sector. We look forward to working with AlliedBarton’s outstanding management team to help them pursue their exciting growth strategy both organically and via acquisitions.”

Peter Wallace, Managing Director with The Blackstone Group, added, “AlliedBarton has a tremendous franchise and sets the industry standard for professionalism.  We look forward to supporting the strong management team during the next phase of the Company’s evolution.”

The transaction is expected to close in August subject to certain government approvals and other customary conditions.

Credit Suisse and Lehman Brothers acted as financial advisor to AlliedBarton.  Bank of America, Blackstone Advisory Services, HSBC, and Anne Yang of Old Well LLC, acted as financial advisors to Blackstone.  Skadden, Arps, Slate, Meagher & Flom LLP acted as AlliedBarton’s legal counsel.  Simpson Thacher & Bartlett LLP acted as legal counsel to Blackstone.

About AlliedBarton Security Services
AlliedBarton Security Services is the industry’s premier provider of highly trained security personnel to many industries including commercial real estate, higher education, healthcare, residential communities, chemical/petrochemical, government, manufacturing and distribution, financial, and shopping centers and malls. Responsive, customer-focused security officers and managers at our client sites are supported by award-wining national resources developed from over 50 years of security experience. Our more than 50,000 employees and 100 offices service a client base of several thousand which includes approximately 200 Fortune 500 companies across the country. AlliedBarton was the first security services company selected as one of Training magazine’s Top 125 training companies for three consecutive years. For more information call 1-866-825-5433 or visit www.AlliedBarton.com.

About The Blackstone Group
Blackstone (NYSE: BX) is one of the world’s leading investment and advisory firms.  Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The firm accomplishes this through the commitment of its extraordinary people and flexible capital. Blackstone’s alternative asset management businesses include the management of corporate private equity funds, real estate funds, hedge funds, funds of funds, debt funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement service. Further information is available at www.blackstone.com

Contacts:
John Ford The Blackstone Group Tel: 212 583 5559 ford@blackstone.com	Nancy Tamosaitis (for AlliedBarton) Vorticom Public Relations Tel: 212-532-2208 nancyt@vorticom.com